Exhibit 99.1
eHealth, Inc. Announces Third Quarter 2019 Results

Third Quarter 2019 Overview

•	Revenue for the third quarter of 2019 was $69.9 million, a 72% increase compared to $40.8 million for the third quarter of 2018.

•	GAAP net loss for the third quarter of 2019 was $11.0 million compared to net loss of $9.0 million for the third quarter of 2018.

•	Adjusted EBITDA was $(18.8) million for the third quarter of 2019 compared to $(6.9) million for the third quarter of 2018.

•	Net cash used in operating activities for the third quarter of 2019 was $15.9 million compared to $4.9 million for the third quarter of 2018.

SANTA CLARA, California — October 24, 2019 — eHealth, Inc. (NASDAQ: EHTH), a leading private online health insurance exchange, announces today its financial results for the third quarter ended September 30, 2019.

Scott Flanders, chief executive officer of eHealth stated, "Strong momentum in our business continued with another quarter of meaningful outperformance against our expectations. Our third quarter results reflect strong revenue and enrollment growth in our Medicare and Individual & Family Plan businesses and a significant investment in our telesales capacity ahead of the Medicare Annual Enrollment Period (AEP).  We have entered this AEP from a position of strength, allowing us to recently guide up to the high end of our 2019 revenue and adjusted EBITDA forecast based on the quality and scale of call center resources in place, the acceleration of our online enrollments and strength of consumer demand."

GAAP — Third Quarter of 2019 Results

Revenue — Revenue for the third quarter of 2019 totaled $69.9 million, a 72% increase compared to $40.8 million for the third quarter of 2018. Commission revenue for the third quarter of 2019 totaled $59.8 million, a 78% increase compared to $33.6 million for the third quarter of 2018. Other revenue for the third quarter of 2019 was $10.2 million, a 42% increase compared to $7.1 million for the third quarter of 2018.

Revenue from our Medicare segment was $57.2 million for the third quarter of 2019, a 75% increase compared to $32.7 million for the third quarter of 2018. Revenue from our Individual, Family and Small Business segment was $12.7 million for the third quarter of 2019, a 59% increase compared to $8.0 million for the third quarter of 2018.

Loss from Operations — Loss from operations for the third quarter of 2019 was $20.2 million compared to loss from operations of $15.5 million for the third quarter of 2018. Operating margin was (29)% for the third quarter of 2019 compared to (38)% for the third quarter of 2018.

Pre-tax Loss — Pre-tax loss for the third quarter of 2019 was $19.7 million compared to pre-tax loss of $15.2 million for the third quarter of 2018.

Benefit from Income Taxes — Benefit from income taxes for the third quarter of 2019 was $8.6 million compared to benefit from income taxes of $6.2 million for the third quarter of 2018.

Net Loss — Net loss for the third quarter of 2019 was $11.0 million, or $0.47 net loss per diluted share, compared to net loss of $9.0 million, or $0.47 net loss per diluted share, for the third quarter of 2018. Net loss for the third quarter of 2019 included a non-cash gain of $5.4 million related to a decrease in fair value of the earnout liability assumed in connection with eHealth’s acquisition of GoMedigap. The decrease was driven primarily by eHealth’s share price decline during the quarter. The share price depreciation has decreased the value of the equity-based portion of the earnout consideration owed to the former holders of GoMedigap equity interests.

Segment Profit (Loss) — Loss from our Medicare segment was $11.0 million for the third quarter of 2019, compared to a profit of $0.5 million for the third quarter of 2018. Profit from our Individual, Family and Small Business segment was $3.8 million for the third quarter of 2019, compared to a loss of $0.6 million for the third quarter of 2018.

Non-GAAP — Third Quarter of 2019 Results

Non-GAAP Operating Loss & Non-GAAP Net Loss — Non-GAAP operating loss for the third quarter of 2019 was $19.6 million, compared to non-GAAP operating loss of $7.6 million for the third quarter of 2018. Non-GAAP operating margin was (28)% for the third quarter of 2019, compared to (19)% for the third quarter of 2018. Non-GAAP net loss for the third quarter of 2019 was $10.1 million, or $0.43 non-GAAP net loss per diluted share, compared to non-GAAP net loss of $4.2 million, or $0.22 non-GAAP net loss per diluted share, for the third quarter of 2018.

Non-GAAP operating loss and non-GAAP operating margin for the third quarter of 2019 are calculated by excluding $5.5 million of stock-based compensation expense, a $5.4 million gain related to the change in fair value of earnout liability related to our acquisition of GoMedigap, and $0.5 million of amortization of intangible assets from GAAP net operating loss and GAAP operating margin. Non-GAAP net loss and non-GAAP net loss per diluted share for the third quarter of 2019 are calculated by excluding $5.5 million of stock-based compensation expense, $5.4 million of gain related to the change in fair value of earnout liability related to our acquisition of GoMedigap, $0.5 million of amortization of intangible assets and $0.3 million of the income tax effect of these non-GAAP adjustments from GAAP net loss and GAAP net loss per diluted share. Non-GAAP operating loss and non-GAAP operating margin for the third quarter of 2018 are calculated by excluding $3.5 million of stock-based compensation expense, $3.8 million expense for change in fair value of earnout liability related to our acquisition of GoMedigap, and $0.5 million of amortization of intangible assets from GAAP net operating loss and GAAP operating margin. Non-GAAP net loss and non-GAAP net loss per diluted share for the third quarter of 2018 are calculated by excluding $3.5 million of stock-based compensation expense, $3.8 million expense for change in fair value of earnout liability related to our acquisition of GoMedigap, $0.5 million of amortization of intangible assets, and $3.1 million of the income tax effect of these non-GAAP adjustments from GAAP net loss and GAAP net loss per diluted share.

Adjusted EBITDA — Adjusted EBITDA was $(18.8) million for the third quarter of 2019 compared to $(6.9) million for the third quarter of 2018. Adjusted EBITDA is calculated by adding stock-based compensation, change in fair value of earnout liability related to our acquisition of GoMedigap, depreciation and amortization expense, acquisition costs, restructuring charges, amortization of intangible assets, other income, net, and benefit from income taxes to GAAP net loss.

Submitted Applications, Approved Members and Estimated Membership

Submitted Applications — The number of submitted applications for all Medicare products, which includes Medicare Advantage, Medicare Supplement and Medicare Part D Prescription Drug Plans, was 56,436 in the third quarter of 2019, a 66% increase compared to 33,902 in the third quarter of 2018. The percentage of applications for Medicare Advantage and Medicare Supplement products submitted online through our platform increased from 9% for the third quarter of 2018 to 21% for the third quarter of 2019. The number of submitted applications for major medical Individual and Family plan products increased     by 163% in the third quarter of 2019 to 4,379 compared to 1,662 in the third quarter of 2018.

Approved Members — The number of approved members for all Medicare products, which includes Medicare Advantage, Medicare Supplement and Medicare Part D Prescription Drug Plans, was 51,214 in the third quarter of 2019, a 70% increase compared to 30,160 in the third quarter of 2018. The number of approved members for major medical individual and family plan products increased by 76% in the third quarter of 2019 to 3,187 compared to 1,810 in the third quarter of 2018.

Estimated Membership — Total estimated membership as of September 30, 2019 was 991,204, a 12% increase compared to the 887,808 estimated members we reported as of September 30, 2018. Estimated Medicare membership as of September 30, 2019 was 551,068, a 34% increase compared to the 409,888 estimated members we reported as of September 30, 2018. Estimated major medical individual and family plan membership as of September 30, 2019 was 131,058, a 19% decrease compared to the 161,371 estimated members we reported as of September 30, 2018.

Cash — Third Quarter of 2019

Cash Flows — Net cash used in operating activities was $15.9 million for the third quarter of 2019, compared to net cash used in operating activities of $4.9 million for the third quarter of 2018.

GAAP — Year-to-Date Results

Revenue — Revenue for the nine months ended September 30, 2019 totaled $204.5 million, a 76% increase compared to $116.5 million for the nine months ended September 30, 2018. Commission revenue for the nine months ended September 30, 2019 totaled $184.6 million, a 76% increase compared to $105.0 million for the nine months ended September 30, 2018. Other revenue for the nine months ended September 30, 2019 was $19.9 million, a 72% increase compared to $11.5 million for the nine months ended September 30, 2018.

Revenue from our Medicare segment was $164.4 million for the nine months ended September 30, 2019, an 85% increase compared to $89.0 million for the nine months ended September 30, 2018. Revenue from our Individual, Family and Small Business segment was $40.1 million for the nine months ended September 30, 2019, a 46% increase compared to $27.5 million for the nine months ended September 30, 2018.

Loss from Operations — Loss from operations for the nine months ended September 30, 2019 was $41.7 million compared to loss from operations of $39.1 million for the nine months ended September 30, 2018. Operating margin was (20)% for the nine months ended September 30, 2019 compared to (34)% for the nine months ended September 30, 2018.

Pre-tax Loss — Pre-tax loss for the nine months ended September 30, 2019 was $39.9 million compared to pre-tax loss of $38.3 million for the nine months ended September 30, 2018.

Benefit from Income Taxes — Benefit from income taxes for the nine months ended September 30, 2019 was $18.0 million compared to benefit from income taxes of $12.5 million for the nine months ended September 30, 2018.

Net Loss — Net loss for the nine months ended September 30, 2019 was $21.9 million, or $0.96 net loss per diluted share, compared to net loss of $25.8 million, or $1.36 net loss per diluted share, for the nine months ended September 30, 2018. Net loss for the nine months ended September 30, 2019 included a non-cash charge of $15.1 million related to an increase in fair value of the earnout liability assumed in connection with eHealth’s acquisition of GoMedigap. The increase was driven primarily by eHealth’s share price appreciation. The share price appreciation has increased the value of the equity-based portion of the earnout consideration owed to the former holders of GoMedigap equity interests.

Segment Profit — Profit from our Medicare segment was $5.9 million for the nine months ended September 30, 2019, a 172% increase compared to profit of $2.2 million for the nine months ended September 30, 2018. Profit from our Individual, Family and Small Business segment was $15.0 million for the nine months ended September 30, 2019, a 556% increase compared to profit of $2.3 million for the nine months ended September 30, 2018.

Non-GAAP — Year-to-Date Results

Non-GAAP Operating Loss & Non-GAAP Net Loss — Non-GAAP operating loss for the nine months ended September 30, 2019 was $11.6 million compared to non-GAAP operating loss of $20.1 million for the nine months ended September 30, 2018. Non-GAAP operating margin was (6)% for the nine months ended September 30, 2019, compared to (17)% for the nine months ended September 30, 2018. Non-GAAP net loss for the nine months ended September 30, 2019 was $0.6 million, or $0.02 non-GAAP net loss per diluted share, compared to non-GAAP net loss of $13.0 million, or $0.68 non-GAAP net loss per diluted share, for the nine months ended September 30, 2018.

Non-GAAP operating loss and non-GAAP operating margin for the nine months ended September 30, 2019 are calculated by excluding $13.4 million of stock-based compensation expense, $15.1 million of expense for the change in fair value of earnout liability related to our acquisition of GoMedigap, and $1.6 million of amortization of intangible assets from GAAP operating loss and GAAP operating margin. Non-GAAP net loss and non-GAAP net loss per diluted share for the nine months ended September 30, 2019 are calculated by excluding $13.4 million of stock-based compensation expense, $15.1 million of expense for the change in fair value of earnout liability related to our acquisition of GoMedigap, $1.6 million of amortization of intangible assets and $8.8 million of the income tax effect of these non-GAAP adjustments from GAAP net loss and GAAP net loss per share. Non-GAAP operating loss and non-GAAP operating margin for the nine months ended September 30, 2018 are calculated by excluding $9.2 million of stock-based compensation expense, $6.3 million of expense for change in fair value of earnout liability, $1.9 million of restructuring charges, $1.5 million of amortization of intangible assets and $0.1 million of acquisition costs related to our acquisition of GoMedigap from GAAP net operating loss and GAAP operating margin. Non-GAAP net loss and non-GAAP net loss per diluted share for the nine months ended September 30, 2018 are calculated by excluding $9.2 million of stock-based compensation expense, $6.3 million of expense for change in fair value of earnout liability, $1.9 million of restructuring charges, $1.5 million of amortization of intangible assets, $0.1 million of acquisition costs related to our acquisition of GoMedigap, and $6.2 million of the income tax effect of these non-GAAP adjustments from GAAP net loss and GAAP net loss per diluted share.

Adjusted EBITDA — Adjusted EBITDA was $(9.4) million for the nine months ended September 30, 2019 compared to $(18.2) million for the nine months ended September 30, 2018. Adjusted EBITDA is calculated by adding stock-based compensation, change in fair value of earnout liability related to our acquisition of GoMedigap, depreciation and amortization expense, acquisition costs, restructuring charges, amortization of intangible assets, other income, net and benefit from income taxes to GAAP net loss.

Submitted Applications and Approved Members

Submitted Applications — The number of submitted applications for all Medicare products, which includes Medicare Advantage, Medicare Supplement and Medicare Part D Prescription Drug Plans was 176,770 applications in the nine months ended September 30, 2019, a 72% increase compared to 102,687 in the nine months ended September 30, 2018. The percentage of applications for Medicare Advantage and Medicare Supplement products submitted online through our platform increased from 8% for the nine months ended September 30, 2018 to 15% for the nine months ended September 30, 2019. The number of submitted applications for major medical individual and family plan products increased by 12% in the nine months ended September 30, 2019 to 11,877 compared to 10,578 in the nine months ended September 30, 2018.

Approved Members — The number of approved members for all Medicare products, which includes Medicare Advantage, Medicare Supplement and Medicare Part D Prescription Drug Plans, was 161,682 in the nine months ended September 30, 2019, a 72% increase compared to 93,999 in the nine months ended September 30, 2018. The number of approved members for major medical individual and family plan products decreased by 37% in the nine months ended September 30, 2019 to 17,639 compared to 28,198 in the nine months ended September 30, 2018.

Cash — Year-to-Date Results

Cash Flows — Net cash used in operating activities was $14.7 million for the nine months ended September 30, 2019 compared to net cash provided by operating activities of $5.5 million for the nine months ended September 30, 2018.

2019 Guidance

Based on information available as of October 24, 2019, eHealth is reaffirming its guidance for total revenue and adjusted EBITDA for the full year ending December 31, 2019, and updating its guidance for certain GAAP and non-GAAP measures for the full year ending December 31, 2019 due to the third quarter of 2019 reduction in fair value of the earnout liability assumed in connection with eHealth's acquisition of GoMedigap and a change in income tax rate. These expectations are forward-looking statements and eHealth assumes no obligation to update these statements. Actual results may be materially different and are affected by the risk factors and uncertainties identified in this press release and in eHealth’s annual and quarterly filings with the Securities and Exchange Commission.

The following guidance is for the full year ending December 31, 2019:

Consistent with our prior guidance,

•
Total revenue is expected to be in the range of $365.0 million to $385.0 million. Revenue from the Medicare segment is expected to be in the range of $318.0 million to $333.0 million. Revenue from the Individual, Family and Small Business segment is expected to be in the range of $47.0 million to $52.0 million.

•	Adjusted EBITDA(a) is expected to be in the range of $65.0 million to $70.0 million.

•
2019 Medicare segment profit(b) is expected to be in the range of $96.0 million to $99.0 million, and Individual, Family and Small Business segment profit is expected to be in the range of $10.0 million to $12.0 million.

•	Corporate(c) shared service expenses, excluding stock-based compensation and depreciation and amortization expense, is expected to be approximately $41.0 million.

•	Cash used in operations is expected to be in the range of $50.0 million to $55.0 million, and cash used for capital expenditures is expected to be $15.0 million to $17.0 million.

Updated guidance for the full year ending December 31, 2019 due to the third quarter of 2019 reduction in fair value of the earnout liability assumed in connection with our acquisition of GoMedigap during the third quarter of 2019 and a change in income tax rate:

•
Assuming the impact of the non-cash charge related to the fair value of the earnout liability in connection with our acquisition of GoMedigap remains at $15.1 million, we expect GAAP net income for 2019 to be in the range of $20.9 million to $25.9 million.

•
Assuming the impact of the non-cash charge related to the fair value of the earnout liability in connection with our acquisition of GoMedigap remains at $0.60 per diluted share, GAAP net income per diluted share for 2019 is expected to be in the range of $0.83 to $1.03 per share.

•
Assuming the impact of the non-cash charge related to the fair value of the earnout liability in connection with our acquisition of GoMedigap remains at $0.60 per diluted share, non-GAAP net income per diluted share(d) is expected to be in the range of $1.86 to $2.06 per share.

(a)
Adjusted EBITDA is calculated by adding stock-based compensation, change in fair value of earnout liability, depreciation and amortization expense, amortization of intangible assets, other income, net, and provision for income taxes to GAAP net income.

(b)
Segment profit is calculated as revenue for the applicable segment less Marketing and Advertising, Customer Care and Enrollment, Technology and Content and General and Administrative operating expenses, excluding stock-based compensation, change in fair value of earnout liability, depreciation and amortization expense and amortization of intangible assets, that are directly attributable to the applicable segment and other indirect Marketing and Advertising, Customer Care and Enrollment and Technology and Content operating expenses, excluding stock-based compensation, depreciation and amortization expense and amortization of intangible assets, allocated to the applicable segment based on usage.

(c)
Corporate consists of other indirect General and Administrative operating expenses, excluding stock-based compensation and depreciation and amortization expense, which are managed in a corporate shared services environment and, since they are not the responsibility of segment operating management, are not allocated to the reportable segments.

(d)
Non-GAAP net income per diluted share is calculated by adding stock-based compensation expense per diluted share, change in fair value of earnout liability per diluted share, intangible asset amortization expense per diluted share and the income tax effect of these non-GAAP adjustments to GAAP net income per diluted share.

Webcast and Conference Call Information

A Webcast and conference call will be held today, Thursday, October 24, 2019 at 5:00 p.m. Eastern / 2:00 p.m. Pacific Time.  The Webcast will be available live on the Investor Relations section on eHealth’s website at http://ir.ehealthinsurance.com. Individuals interested in listening to the conference call may do so by dialing (877) 930-8066 for domestic callers and (253) 336-8042 for international callers. The participant passcode is 6089464. A telephone replay will be available two hours following the conclusion of the call for a period of seven days and can be accessed by dialing (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. The call ID for the replay is 6089464. The live and archived webcast of the call will also be available on eHealth's website at http://www.ehealthinsurance.com under the Investor Relations section.

About eHealth, Inc.

eHealth, Inc. (NASDAQ: EHTH) operates eHealth.com, a leading private online health insurance exchange where individuals, families and small businesses can compare health insurance products from leading insurers side by side and purchase and enroll in coverage online. eHealth offers thousands of individual, family and small business health plans underwritten by many of the nation's leading health insurance companies. eHealth (through its subsidiaries) is licensed to sell health insurance in all 50 states and the District of Columbia. eHealth also offers educational resources and powerful online and pharmacy-based tools to help Medicare beneficiaries navigate Medicare health insurance options, choose the right plan and enroll in select plans online through PlanPrescriber.com (www.PlanPrescriber.com), eHealthMedicare.com (www.eHealthMedicare.com), Medicare.com (www.Medicare.com) and GoMedigap.com (www.GoMedigap.com).

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding our expected growth in 2019, our ability to meet the high end of our 2019 revenue and adjusted EBITDA forecast, the quality and scale of our call center resources, the acceleration of our online enrollments, strength of consumer demand, our estimates regarding total membership, Medicare membership, Individual and Family plan membership and ancillary and small business membership, our estimates regarding constrained lifetime values of commissions per member and constraints on lifetime value by product category, and our revised guidance for the full year ending December 31, 2019, including our guidance for total revenue and revenue from our Medicare segment and our Individual, Family and Small Business segment, GAAP net income per diluted share and Non-GAAP net income per diluted share, GAAP net income, Adjusted EBITDA, profit from our Medicare segment and our Individual, Family and Small Business segment, Corporate shared service expense, cash used in operations and cash used for capital expenditures.

These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made. In particular, we are required by the revenue recognition standard to make numerous assumptions that are based on historical trends and our management’s judgment. These assumptions may change over time and have a material impact on our revenue recognition, guidance, and results of operations. Please review the assumptions stated in this press release carefully.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include our ability to retain existing members and enroll new members during the annual healthcare open enrollment period and Medicare annual enrollment period; the impact of the annual enrollment period on the purchase of individual and family health insurance and its timing on our recognition of revenue; changes in laws and regulations, including in connection with healthcare reform or with respect to the marketing and sale of Medicare plans; the success of our sale of short-term health insurance; our ability to comply with CMS guidance and the impact on conversion rates from federal exchange changes to enrollment; competition, including competition from government-run health insurance exchanges; the seasonality of our business and the fluctuation of our operating results; changes in consumer behaviors and their selection of individual and family health insurance products, including the selection of products for which we receive lower commissions; changes in product offerings among carriers on our ecommerce platform and the resulting impact on our commission revenue; carriers exiting the market of selling individual and family health insurance and the resulting impact on our supply and commission revenue; our ability to execute on our growth strategy in the Medicare and small business health insurance markets; exposure to security risks and our ability to safeguard the security and privacy of confidential data; the impact of increased health insurance costs on demand; our ability to timely receive and accurately predict the amount of commission payments from health insurance carriers; medical loss ratio requirements; our ability to accurately estimate membership and lifetime value of commissions; our relationships with health insurance carriers; customer concentration and consolidation of the health insurance industry; our success in marketing and selling health insurance plans and our unit cost of acquisition; our ability to hire, train and retain licensed health insurance agents and other employees; the need for health insurance carrier and regulatory approvals in connection with the marketing of Medicare-related insurance products; costs of acquiring new members; scalability of the Medicare business; consumer satisfaction of our service; changes in member conversion rates and our ability to attract and convert online visitors into paying members; changes in commission rates; our ability to sell qualified health insurance plans to subsidy-eligible individuals and to enroll subsidy-eligible individuals through government-run health insurance exchanges; our ability to maintain and enhance our brand identity; our ability to derive desired benefits from investments in our business, including membership growth initiatives; reliance on marketing partners; the impact of our direct-to-consumer email, telephone and television marketing efforts; timing of receipt and accuracy of commission reports; payment practices of health insurance carriers; our ability to successfully make and integrate acquisitions; dependence on our operations in China; the restrictions in our debt obligations; compliance with insurance and other laws and regulations; and the performance, reliability and availability of our ecommerce platform and underlying network infrastructure.  Other factors that could cause operating, financial and other results to differ are described in eHealth’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the investor relations page of eHealth’s website at http://www.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov.

All forward-looking statements in this press release are based on information available to eHealth as of the date hereof, and eHealth does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). To supplement eHealth’s condensed consolidated financial statements presented in accordance with GAAP, eHealth presents investors with certain non-GAAP financial measures, including non-GAAP operating income (loss); non-GAAP operating margins; non-GAAP net income (loss); non-GAAP net income (loss) per diluted share; and adjusted EBITDA.

•	Non-GAAP operating income (loss) consists of GAAP operating income (loss) excluding the following items:

•	the effects of expensing stock-based compensation related to stock options and restricted stock units,

•	change in fair value of earnout liability,

•	acquisition costs,

•	restructuring charges, and

•	amortization of intangible assets.

•	Non-GAAP operating margins are calculated by dividing non-GAAP operating income (loss) by GAAP total revenue.

•	Non-GAAP net income (loss) consists of GAAP net income (loss) excluding the following items:

•	the effects of expensing stock-based compensation related to stock options and restricted stock units,

•	change in fair value of earnout liability,

•	acquisition costs,

•	restructuring charges,

•	amortization of intangible assets, and

•	the income tax impact of non-GAAP adjustments.

•	Non-GAAP net income (loss) per diluted share consists of GAAP net income (loss) per diluted share excluding the following items:

•	the effects of expensing stock-based compensation related to stock options and restricted stock units per diluted share,

•	change in fair value of earnout liability per diluted share,

•	acquisition costs per diluted share,

•	restructuring charges per diluted share,

•	amortization of intangible assets per diluted share, and

•	the income tax impact of non-GAAP adjustments per diluted share.

•
Adjusted EBITDA is calculated by adding stock-based compensation, change in fair value of earnout liability, depreciation and amortization expense, acquisition costs, restructuring charges, amortization of intangible assets, other income (expense), net and provision (benefit) for income taxes to GAAP net income (loss).

eHealth believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to eHealth’s financial condition and results of operations. Management believes that the use of these non-GAAP financial measures provides consistency and comparability with eHealth’s past financial reports. Management also believes that the items described above provides an additional measure of eHealth’s operating results and facilitates comparisons of eHealth’s core operating performance against prior periods and business model objectives. This information is provided to investors in order to facilitate additional analyses of past, present and future operating performance and as a supplemental means to evaluate eHealth’s ongoing operations. eHealth believes that these non-GAAP financial measures are useful to investors in their assessment of eHealth’s operating performance.

Non-GAAP operating income (loss), non-GAAP operating margins, non-GAAP net income (loss), non-GAAP net income (loss) per diluted share and Adjusted EBITDA are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures used in this press release have limitations in that they do not reflect all of the revenue and costs associated with the operations of eHealth’s business and do not reflect income tax as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of eHealth’s results as reported under GAAP. eHealth expects to continue to incur the stock-based compensation costs and purchased intangible asset amortization costs described above, and exclusion of these costs, and their related income tax benefits, from non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. eHealth compensates for these limitations by prominently disclosing GAAP operating income (loss), GAAP operating margins, GAAP net income (loss) and GAAP net income (loss) per diluted share and providing investors with reconciliations from eHealth’s GAAP operating results to the non-GAAP financial measures for the relevant periods.

The accompanying tables provide more details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures.

Investor Relations Contact

Kate Sidorovich, CFA
Vice President, Investor Relations
2625 Augustine Drive, Second Floor
Santa Clara, CA, 95054
650-210-3111
kate.sidorovich@ehealth.com
http://ir.ehealthinsurance.com

(Tables to Follow)

EHEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2019	December 31, 2018
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$88,070	$13,089
Accounts receivable	682	3,601
Commissions receivable — current	127,414	134,190
Prepaid expenses and other current assets	18,180	5,288
Total current assets	234,346	156,168
Commissions receivable — non-current	230,322	211,668
Property and equipment, net	10,401	7,684
Operating lease right-of-use assets	36,551	—
Restricted cash	3,354	—
Other assets	15,424	11,276
Intangible assets, net	10,609	12,249
Goodwill	40,233	40,233
Total assets	$581,240	$439,278
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$18,062	$5,688
Accrued compensation and benefits	18,139	20,763
Accrued marketing expenses	4,086	11,013
Earnout liability — current	28,300	20,730
Lease liabilities — current	4,317	—
Deferred Revenue	9,083	876
Other current liabilities	1,671	1,549
Total current liabilities	83,658	60,619
Debt	—	5,000
Earnout liability — non-current	—	19,270
Deferred income taxes — non-current	29,735	47,901
Lease liabilities — non-current	34,181	—
Other non-current liabilities	2,095	3,339
Stockholders’ equity:
Common stock	35	31
Additional paid-in capital	448,409	298,024
Treasury stock, at cost	(199,998)	(199,998)
Retained earnings	183,028	204,965
Accumulated other comprehensive income	97	127
Total stockholders’ equity	431,571	303,149
Total liabilities and stockholders’ equity	$581,240	$439,278

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue:
Commission	$59,762	$33,613	$184,595	$104,966
Other	10,151	7,138	19,858	11,512
Total revenue	69,913	40,751	204,453	116,478
Operating costs and expenses (1):
Cost of revenue	410	170	782	473
Marketing and advertising	25,812	16,148	72,857	45,756
Customer care and enrollment	40,144	17,272	81,567	43,730
Technology and content	12,033	7,740	31,487	23,368
General and administrative	16,608	10,528	42,748	32,459
Acquisition costs	—	—	—	76
Change in fair value of earnout liability	(5,400)	3,800	15,106	6,300
Restructuring charges	—	—	—	1,865
Amortization of intangible assets	547	547	1,641	1,545
Total operating costs and expenses	90,154	56,205	246,188	155,572
Loss from operations	(20,241)	(15,454)	(41,735)	(39,094)
Other income, net	568	296	1,824	776
Loss before benefit from income taxes	(19,673)	(15,158)	(39,911)	(38,318)
Benefit from income taxes	(8,649)	(6,186)	(17,974)	(12,487)
Net loss	$(11,024)	$(8,972)	$(21,937)	$(25,831)

Net loss per share:
Basic and diluted	$(0.47)	$(0.47)	$(0.96)	$(1.36)

Weighted-average number of shares used in per share amounts:
Basic and diluted	23,493	19,236	22,840	19,059

(1) Includes stock-based compensation as follows:
Marketing and advertising	$872	$545	$2,212	$1,477
Customer care and enrollment	369	194	927	565
Technology and content	729	388	1,946	1,115
General and administrative	3,540	2,416	8,332	6,067
Restructuring charges	—	—	—	251
Total stock-based compensation expense	$5,510	$3,543	$13,417	$9,475

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating activities
Net loss	$(11,024)	$(8,972)	$(21,937)	$(25,831)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Deferred income taxes	(8,631)	(6,197)	(18,166)	(12,679)
Depreciation and amortization	765	620	2,153	1,870
Amortization of internally developed software	930	572	2,443	1,583
Amortization of intangible assets	547	547	1,641	1,545
Stock-based compensation expense	5,510	3,543	13,417	9,475
Change in fair value of earnout liability	(5,400)	3,800	15,106	6,300
Change in deferred rent	—	12	(1,272)	326
Other non-cash items	112	(1)	336	61
Changes in operating assets and liabilities:
Accounts receivable	377	(1,294)	2,920	(665)
Commissions receivable	(16,321)	1,661	(11,878)	29,156
Prepaid expenses and other assets	(6,650)	(7,089)	(9,346)	(8,209)
Accounts payable	13,008	2,715	13,155	1,513
Accrued compensation and benefits	2,874	1,517	(2,624)	(2,081)
Accrued marketing expenses	415	316	(6,927)	(1,635)
Deferred revenue	8,325	4,978	8,207	5,354
Accrued expenses and other liabilities	(776)	(1,676)	(1,942)	(595)
Net cash (used in) provided by operating activities	(15,939)	(4,948)	(14,714)	5,488
Investing activities
Capitalized internal-use software and website development costs	(2,923)	(1,581)	(6,356)	(4,344)
Purchases of property and equipment and other assets	(1,830)	(2,349)	(5,616)	(3,471)
Payments for security deposits	824	—	(72)	—
Acquisition of business, net of cash acquired	—	—	—	(14,929)
Cash used in investing activities	(3,929)	(3,930)	(12,044)	(22,744)
Financing activities
Proceeds from issuance of common stock, net of issuance costs	—	—	126,051	—
Net proceeds from exercise of common stock options	1,913	1,362	5,168	2,030
Cash used to net-share settle equity awards	(8,059)	(1,656)	(11,511)	(3,398)
Debt issuance cost payments	—	(1,172)	—	(1,172)
Repayment of debt	—	—	(5,000)	—
Acquisition-related contingent payments	—	—	(9,542)	—
Principal payments in connection with finance leases	(31)	(26)	(81)	(78)
Net cash (used in) provided by financing activities	(6,177)	(1,492)	105,085	(2,618)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(21)	(56)	8	(71)
Net (decrease) increase in cash, cash equivalents and restricted cash	(26,066)	(10,426)	78,335	(19,945)
Cash, cash equivalents and restricted cash at beginning of period	117,490	30,774	13,089	40,293
Cash, cash equivalents and restricted cash at end of period (1)	$91,424	$20,348	$91,424	$20,348

(1) The ending balance of cash, cash equivalents and restricted cash included $3.4 million of restricted cash as of September 30, 2019. There was no restricted cash as of December 31, 2018.

EHEALTH, INC.
SEGMENT INFORMATION
(In thousands, unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	Percent Change	2019	2018	Percent Change
Revenue
Medicare (1)	$57,189	$32,733	75%	$164,357	$88,964	85%
Individual, Family and Small Business (2)	12,724	8,018	59%	40,096	27,514	46%
Total revenue	$69,913	$40,751	72%	$204,453	$116,478	76%

Segment profit (loss)
Medicare segment profit (loss) (3)	$(11,004)	$467	(2,456)%	$5,917	$2,174	172%
Individual, Family and Small Business segment profit (loss) (3)	3,753	(579)	748%	15,045	2,292	556%
Total segment profit (loss)	(7,251)	(112)	(6,374)%	20,962	4,466	369%
Corporate (4)	(11,568)	(6,832)	69%	(30,380)	(22,680)	34%
Stock-based compensation expense	(5,510)	(3,543)	56%	(13,417)	(9,224)	45%
Depreciation and amortization	(765)	(620)	23%	(2,153)	(1,870)	15%
Acquisition costs	—	—	—%	—	(76)	(100)%
Change in fair value of earnout liability	5,400	(3,800)	(242)%	(15,106)	(6,300)	140%
Restructuring charges	—	—	—%	—	(1,865)	(100)%
Amortization of intangible assets	(547)	(547)	—%	(1,641)	(1,545)	6%
Other income, net	568	296	92%	1,824	776	135%
Loss before benefit from income taxes	$(19,673)	$(15,158)	30%	$(39,911)	$(38,318)	4%

Segment Information

We evaluate our business performance and manage our operations as two distinct reporting segments:

•	Medicare; and

•	Individual, Family and Small Business.

(1)
The Medicare segment consists primarily of amounts earned from our sale of Medicare-related health insurance plans, including Medicare Advantage, Medicare Supplement and Medicare Part D prescription drug plans, and to a lesser extent, ancillary products sold to our Medicare-eligible customers, including but not limited to, dental and vision, our advertising program that allows Medicare-related carriers to purchase advertising on a separate website developed, hosted and maintained by us, and our delivery and sale to third parties of Medicare-related health insurance leads generated by our ecommerce platforms and our marketing activities.

(2)
The Individual, Family and Small Business segment consists primarily of amounts earned from our sale of individual, family and small business health insurance plans and ancillary products sold to our non-Medicare-eligible customers, including but not limited to, dental, vision, and short-term insurance. To a lesser extent, the Individual, Family and Small Business segment consists of amounts earned from our online sponsorship program that allows carriers to purchase advertising space in specific markets in a sponsorship area on our website, our licensing to third parties the use of our health insurance ecommerce technology, and our delivery and sale to third parties of individual and family health insurance leads generated by our ecommerce platforms and our marketing activities.

(3)
Segment profit (loss) is calculated as revenue for the applicable segment less marketing and advertising, customer care and enrollment, technology and content and general and administrative operating expenses, excluding stock-based compensation, depreciation and amortization expense, acquisition costs, change in fair value of earnout liability, restructuring charges and amortization of intangible assets, that are directly attributable to the applicable segment and other indirect marketing and advertising, customer care and enrollment and technology and content operating expenses, excluding stock-based compensation, depreciation and amortization expense and amortization of intangible assets, allocated to the applicable segment based on usage.

(4)
Corporate consists of other indirect general and administrative operating expenses, excluding stock-based compensation, depreciation and amortization expense, which are managed in a corporate shared services environment and, because they are not the responsibility of segment operating management, are not allocated to the reportable segments.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
COMMISSION REVENUE BY PRODUCT
(In thousands, unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	Percent Change	2019	2018	Percent Change
Medicare
Medicare Advantage	$36,735	$17,976	104%	$113,185	$57,649	96%
Medicare Supplement	8,229	7,358	12%	25,082	18,305	37%
Medicare Part D	1,805	1,005	80%	5,906	2,879	105%
Total Medicare	46,769	26,339	78%	144,173	78,833	83%

Individual and Family (1)
Non-Qualified Health Plans	3,146	876	259%	11,592	3,386	242%
Qualified Health Plans	839	1,169	(28)%	4,900	5,006	(2)%
Total Individual and Family	3,985	2,045	95%	16,492	8,392	97%

Ancillaries
Short-term	3,151	1,699	85%	7,162	4,242	69%
Dental	1,420	245	480%	3,138	1,611	95%
Vision	537	126	326%	1,294	857	51%
Other	1,104	1,006	10%	2,778	3,659	(24)%
Total Ancillaries	6,212	3,076	102%	14,372	10,369	39%

Small Business	1,938	1,697	14%	6,576	5,828	13%

Commission Bonus	858	456	88%	2,982	1,544	93%

Total Commission Revenue	$59,762	$33,613	78%	$184,595	$104,966	76%

(1)
We define our individual and family plan offerings as major medical individual and family health insurance plans, which does not include Medicare-related, small business or ancillary plans. Individual and family health insurance plans include both qualified and non-qualified plans. Qualified health plans are individual and family health insurance plans that meet the requirements of the Affordable Care Act and are offered through the government-run health insurance exchange in the relevant jurisdiction. Non-qualified health plans are individual and family health insurance plans that meet the requirements of the Affordable Care Act and are not offered through the exchange in the relevant jurisdiction. Individuals that purchase non-qualified health plans cannot receive a subsidy in connection with the purchase of those plans.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
SUBMITTED APPLICATIONS
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	Percent Change	2019	2018	Percent Change
Medicare (1)
Medicare Advantage (2)	37,915	21,115	80%	120,855	69,060	75%
Medicare Supplement (2)	11,099	8,924	24%	31,936	22,180	44%
Medicare Part D	7,422	3,863	92%	23,979	11,447	109%
Total Medicare	56,436	33,902	66%	176,770	102,687	72%

Individual and Family (3)
Non-Qualified Health Plans	3,131	1,224	156%	8,343	6,419	30%
Qualified Health Plans	1,248	438	185%	3,534	4,159	(15)%
Total Individual and Family	4,379	1,662	163%	11,877	10,578	12%

Ancillaries (4)
Short-term	13,977	30,365	(54)%	42,442	75,639	(44)%
Dental	8,609	9,111	(6)%	28,972	31,428	(8)%
Vision	3,654	4,318	(15)%	13,245	14,111	(6)%
Other	5,871	10,641	(45)%	18,612	32,759	(43)%
Total Ancillaries	32,111	54,435	(41)%	103,271	153,937	(33)%

Small Business (5)	1,566	1,843	(15)%	5,348	5,235	2%

Total Submitted Applications	94,492	91,842	3%	297,266	272,437	9%

Submitted Applications

Applications are counted as submitted when the applicant completes the application and either clicks the submit button on our website or provides verbal authorization to submit the application. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier, such as providing additional information. In addition, an applicant may submit more than one application.

(1)
Medicare-related health insurance applications submitted on our website or through our customer care center during the period, including Medicare Advantage, Medicare Supplement and Medicare Part D prescription drug plans.

(2)
The percentage of applications for Medicare Advantage and Medicare Supplement products submitted online through our platform increased from 9% for the three months ended September 30, 2018 to 21% for the three months ended September 30, 2019. The percentage of applications for Medicare Advantage and Medicare Supplement products submitted online through our platform increased from 8% for the nine months ended September 30, 2018 to 15% for the nine months ended September 30, 2019.

(3)
Major medical individual and family plan ("IFP") health insurance applications submitted on our website during the period. An applicant may submit more than one application. We define our IFP offerings as major medical individual and family health insurance plans, which does not include Medicare-related, small business or ancillary plans.

(4)	Ancillaries consists primarily of short-term, dental and vision insurance plans submitted on our website during the period.
(5)
Applications for small business health insurance are counted as submitted when the applicant completes the application, the employees complete their applications, the applicant submits the application to us and we submit the application to the carrier.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
APPROVED MEMBERS
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	Percent Change	2019	2018	Percent Change
Medicare
Medicare Advantage	35,171	19,664	79%	112,488	65,102	73%
Medicare Supplement	9,110	6,985	30%	26,510	17,667	50%
Medicare Part D	6,933	3,511	97%	22,684	11,230	102%
Total Medicare	51,214	30,160	70%	161,682	93,999	72%

Individual and Family
Non-Qualified Health Plans	2,245	1,227	83%	10,250	11,715	(13)%
Qualified Health Plans	942	583	62%	7,389	16,483	(55)%
Total Individual and Family	3,187	1,810	76%	17,639	28,198	(37)%

Ancillaries
Short-term	15,630	32,723	(52)%	44,691	79,683	(44)%
Dental	9,487	9,256	2%	32,021	32,720	(2)%
Vision	4,265	4,539	(6)%	15,108	15,578	(3)%
Other	6,296	8,716	(28)%	17,654	25,447	(31)%
Total Ancillaries	35,678	55,234	(35)%	109,474	153,428	(29)%

Small Business	2,871	3,255	(12)%	10,368	12,013	(14)%

Total Approved Members	92,950	90,459	3%	299,163	287,638	4%

Approved Members
Approved members represents the number of individuals on submitted applications that were approved by the relevant insurance carrier for the identified product during the relevant period. Approved members may not pay for their plan and become paying members.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
ESTIMATED MEMBERSHIP
(Unaudited)

	As of September 30,
	2019	2018	Percent Change
Medicare (1)
Medicare Advantage	309,180	235,269	31%
Medicare Supplement	85,821	64,632	33%
Medicare Part D	156,067	109,987	42%
Total Medicare	551,068	409,888	34%

Individual and Family (2)	131,058	161,371	(19)%

Ancillaries (3)
Short-term	24,167	25,008	(3)%
Dental	131,409	142,990	(8)%
Vision	72,765	71,875	1%
Other	36,014	38,380	(6)%
Total Ancillaries	264,355	278,253	(5)%

Small Business (4)	44,723	38,296	17%

Total Estimated Membership	991,204	887,808	12%

Estimated Membership
Estimated membership represents the estimated number of members active as of the date indicated based on the number of members for whom we have received or applied a commission payment during the month of estimation.

(1)
For Medicare-related health insurance plans, we take the sum of (i) the number of members for whom we have received or applied a commission payment for a month that is up to two months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy from the same month of the previous year and for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation. The estimated number of members active on Medicare-related health insurance as of the date indicated is based on the number of members for whom we have received or applied a commission payment during the month of estimation.

(2)
To estimate the number of members on individual and family health insurance plans, we take the sum of (i) the number of IFP members for whom we have received or applied a commission payment for a month that is up to six months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number by the percentage of members who do not accept their approved policy from the same month of the previous year for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation. For IFP health insurance plans, a member who purchases and is active on multiple standalone insurance plans will be counted as a member more than once. For example, a member who is active on both an individual and family health insurance plan and a standalone dental plan will be counted as two continuing members.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
ESTIMATED MEMBERSHIP (Continued)
(Unaudited)

(3)
For ancillary health insurance plans (such as short-term, dental and vision insurance), we take the sum of (i) the number of members for whom we have received or applied a commission payment for a month that is up to three months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy from the same month of the previous year and for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation. The one to three-month period varies by insurance product and is largely dependent upon the timeliness of commission payment and related reporting from the related carriers.

(4)
For small business health insurance plans, we estimate the number of members using the number of initial members at the time the group is approved, and we update this number for changes in membership if such changes are reported to us by the group or carrier in the period it is reported. However, groups generally notify the carrier directly of policy cancellations and increases or decreases in group size without informing us. Health insurance carriers often do not communicate policy cancellation information or group size changes to us. We often are made aware of policy cancellations and group size changes at the time of annual renewal and update our membership statistics accordingly in the period they are reported.

Health insurance carriers bill and collect insurance premiums paid by our members. The carriers do not report to us the number of members that we have as of a given date. The majority of our members who terminate their policies do so by discontinuing their premium payments to the carrier and do not inform us of the cancellation. Also, some of our members pay their premiums less frequently than monthly. Given the number of months required to observe non-payment of commissions in order to confirm cancellations, we estimate the number of members who are active on insurance policies as of a specified date.
After we have estimated membership for a period, we may receive information from health insurance carriers that would have impacted the estimate if we had received the information prior to the date of estimation. We may receive commission payments or other information that indicates that a member who was not included in our estimates for a prior period was in fact an active member at that time, or that a member who was included in our estimates was in fact not an active member of ours. For instance, we reconcile information carriers provide to us and may determine that we were not historically paid commissions owed to us, which would cause us to have underestimated membership. Conversely, carriers may require us to return commission payments paid in a prior period due to policy cancellations for members we previously estimated as being active. We do not update our estimated membership numbers reported in previous periods. Instead, we reflect updated information regarding our historical membership in the membership estimate for the current period. As a result of the delay in our receipt of information from insurance carriers, actual trends in our membership are most discernible over periods longer than from one quarter to the next. As a result of the delay we experience in receiving information about our membership, it is difficult for us to determine with any certainty the impact of current conditions on our membership retention. Healthcare reform and its impacts as well as other factors could cause the assumptions and estimates that we make in connection with estimating our membership to be inaccurate, which would cause our membership estimates to be inaccurate.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
CONSTRAINED LIFETIME VALUE OF
COMMISSIONS PER APPROVED MEMBER
(Unaudited)

	Three Months Ended September 30,
	2019	2018	Percent Change
Medicare
Medicare Advantage (1)	$923	$914	1%
Medicare Supplement (1)	$951	$1,058	(10)%
Medicare Part D (1)	$265	$286	(7)%

Individual and Family
Non-Qualified Health Plans (1)	$173	$119	45%
Qualified Health Plans (1)	$165	$115	43%

Ancillaries
Short-term (1)	$112	$55	104%
Dental (1)	$65	$62	5%
Vision (1)	$45	$47	(4)%

Small Business (2)	$168	$163	3%

Constrained Lifetime Value of Commissions Per Approved Member

(1)
Constrained lifetime value (“LTV”) of commissions per approved member represents commissions estimated to be collected over the estimated life of an approved member’s policy after applying constraints in accordance with our revenue recognition policy. The estimate is driven by multiple factors, including but not limited to, contracted commission rates, carrier mix, expected plan duration and applied constraints. These factors may result in varying values from period to period.

(2)
For small business, the amount represents the estimated commissions we expect to collect from the plan over the following twelve months. The estimate is driven by multiple factors, including but not limited to, contracted commission rates, carrier mix, expected plan duration and applied constraints. These factors may result in varying values from period to period.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
CONSTRAINTS ON LIFETIME VALUE
OF COMMISSIONS PER APPROVED MEMBER
(Unaudited)

	Three and Nine Months Ended September 30,
	2019	2018
Medicare
Medicare Advantage	7%	7%
Medicare Supplement	5%	5%
Medicare Part D	5%	5%

Individual and Family
Non-Qualified Health Plans	15%	15%
Qualified Health Plans	20%	20%

Ancillaries	10%	10%

Small Business	—%	—%

Constraints on Lifetime Value of Commissions Per Approved Member
Constraints are applied to derive LTV of commissions per approved member for revenue recognition in accordance with our revenue recognition policy. The constraints are applied to help ensure that commissions estimated to be collected over the estimated life of an approved member’s plan are recognized as revenue only to the extent that is it probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with future commissions receivable from the plan is subsequently resolved. We evaluate constraints on an annual basis for factors affecting our estimate of LTV of commissions per approved member and apply management judgment to determine the constraints based on current trends impacting our business.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
EXPENSE METRICS PER APPROVED MEMBER
(Unaudited)

	Three Months Ended September 30,
	2019	2018	Percent Change
Medicare variable cost per approved member
Medicare variable marketing cost per approved Medicare Advantage ("MA")-equivalent member (1)	$381	$356	7%
Medicare customer care and enrollment ("CC&E") cost per approved MA-equivalent member (2)	$819	$538	52%
Total Medicare cost per approved member	$1,200	$894	34%

Individual and Family Plan ("IFP") variable cost per approved member
IFP variable marketing cost per approved IFP-equivalent member (3)	$80	$77	4%
IFP CC&E cost per approved IFP-equivalent member (4)	$167	$97	72%
Total IFP cost per approved member	$247	$174	42%

Expense Metrics Per Approved Member

(1)
Variable marketing cost per approved MA-equivalent member represents direct costs incurred in member acquisition for Medicare Advantage, Medicare Supplement and Medicare Part D plans from our direct marketing partners and online advertising channels divided by MA-equivalent approved members in a given period. MA-equivalent members is a derived metric and is equal to the sum of Medicare Part D approved members divided by 4, the number of Medicare Advantage approved members and the number of Medicare Supplement approved members in the given period.

(2)
Medicare CC&E cost per approved MA-equivalent member is equal to the CC&E expense of our Medicare business included in our operating costs divided by MA-equivalent approved members in a given period. MA-equivalent approved members is a derived metric and is equal to the sum of Medicare Part D approved members divided by 4, the number of Medicare Advantage approved members and the number of Medicare Supplement approved members in the given period.

(3)
Variable marketing cost per approved IFP-equivalent member represents direct costs incurred in member acquisition for IFP plans from our direct, marketing partners and online advertising channels divided by IFP-equivalent approved members in a given period. IFP-equivalent approved members is a derived metric and is equal to the sum of the number of short-term approved members divided by 3 and the IFP approved members in the given period.

(4)
IFP CC&E cost per approved IFP-equivalent member is equal to the CC&E expense of our IFP business included in our operating costs divided by IFP-equivalent approved members in a given period. IFP-equivalent approved members is a derived metric and is equal to the sum of the number of short-term approved members divided by 3 and the IFP approved members in the given period.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts, unaudited)

	Three Months Ended September 30,
	2019		2018
	Amount	Percent of Total Revenue	Amount	Percent of Total Revenue
GAAP marketing and advertising expense	$25,812	37%	$16,148	40%
Stock-based compensation expense (1)	(872)	(1)%	(545)	(1)%
Non-GAAP marketing and advertising expense	$24,940	36%	$15,603	38%

GAAP customer care and enrollment expense	$40,144	57%	$17,272	42%
Stock-based compensation expense (1)	(369)	(1)%	(194)	—%
Non-GAAP customer care and enrollment expense	$39,775	57%	$17,078	42%

GAAP technology and content expense	$12,033	17%	$7,740	19%
Stock-based compensation expense (1)	(729)	(1)%	(388)	(1)%
Non-GAAP technology and content expense	$11,304	16%	$7,352	18%

GAAP general and administrative expense	$16,608	24%	$10,528	26%
Stock-based compensation expense (1)	(3,540)	(5)%	(2,416)	(6)%
Non-GAAP general and administrative expense	$13,068	19%	$8,112	20%

GAAP operating costs and expenses	$90,154	129%	$56,205	138%
Stock-based compensation expense (1)	(5,510)	(8)%	(3,543)	(9)%
Change in fair value of earnout liability (2)	5,400	8%	(3,800)	(9)%
Amortization of intangible assets (3)	(547)	(1)%	(547)	(1)%
Non-GAAP operating costs and expenses	$89,497	128%	$48,315	119%

GAAP loss from operations	$(20,241)	(29)%	$(15,454)	(38)%
Stock-based compensation expense (1)	5,510	8%	3,543	9%
Change in fair value of earnout liability (2)	(5,400)	(8)%	3,800	9%
Amortization of intangible assets (3)	547	1%	547	1%
Non-GAAP loss from operations	$(19,584)	(28)%	$(7,564)	(19)%

Explanation of Adjustments

(1)	Non-GAAP loss from operations and non-GAAP expenses exclude the effect of expensing stock-based compensation related to stock options and restricted stock units.
(2)
Non-GAAP operating costs and expenses and non-GAAP loss from operations exclude the change in fair value of earnout liability related to the acquisition of GoMedigap, which was completed in January 2018.

(3)	Non-GAAP operating costs and expenses and non-GAAP loss from operations exclude amortization of intangible assets.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts, unaudited)

	Nine Months Ended September 30,
	2019		2018
	Amount	Percent of Total Revenue	Amount	Percent of Total Revenue
GAAP marketing and advertising expense	$72,857	36%	$45,756	39%
Stock-based compensation expense (1)	(2,212)	(1)%	(1,477)	(1)%
Non-GAAP marketing and advertising expense	$70,645	35%	$44,279	38%

GAAP customer care and enrollment expense	$81,567	40%	$43,730	38%
Stock-based compensation expense (1)	(927)	—%	(565)	—%
Non-GAAP customer care and enrollment expense	$80,640	39%	$43,165	37%

GAAP technology and content expense	$31,487	15%	$23,368	20%
Stock-based compensation expense (1)	(1,946)	(1)%	(1,115)	(1)%
Non-GAAP technology and content expense	$29,541	14%	$22,253	19%

GAAP general and administrative expense	$42,748	21%	$32,459	28%
Stock-based compensation expense (1)	(8,332)	(4)%	(6,067)	(5)%
Non-GAAP general and administrative expense	$34,416	17%	$26,392	23%

GAAP operating costs and expenses	$246,188	120%	$155,572	134%
Stock-based compensation expense (1)	(13,417)	(7)%	(9,224)	(8)%
Change in fair value of earnout liability (2)	(15,106)	(7)%	(6,300)	(5)%
Acquisition costs (3)	—	—%	(76)	—%
Restructuring charges (4)	—	—%	(1,865)	(2)%
Amortization of intangible assets (5)	(1,641)	(1)%	(1,545)	(1)%
Non-GAAP operating costs and expenses	$216,024	106%	$136,562	117%

GAAP loss from operations	$(41,735)	(20)%	$(39,094)	(34)%
Stock-based compensation expense (1)	13,417	7%	9,224	8%
Change in fair value of earnout liability (2)	15,106	7%	6,300	5%
Acquisition costs (3)	—	—%	76	—%
Restructuring charges (4)	—	—%	1,865	2%
Amortization of intangible assets (5)	1,641	1%	1,545	1%
Non-GAAP loss from operations	$(11,571)	(6)%	$(20,084)	(17)%

Explanation of Adjustments

(1)	Non-GAAP loss from operations and non-GAAP expenses exclude the effect of expensing stock-based compensation related to stock options and restricted stock units.
(2)
Non-GAAP loss from operations and non-GAAP operating costs and expenses exclude the change in fair value of earnout liability related to the acquisition of GoMedigap, which was completed in January 2018.

(3)	Non-GAAP loss from operations and non-GAAP operating costs and expenses exclude costs related to the acquisition of GoMedigap, which was completed in January 2018.
(4)	Non-GAAP loss from operations and non-GAAP operating costs and expenses exclude restructuring charges.
(5)	Non-GAAP loss from operations and non-GAAP operating costs and expenses exclude amortization of intangible assets.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
GAAP net loss	$(11,024)	$(8,972)	$(21,937)	$(25,831)
Stock-based compensation expense (1)	5,510	3,543	13,417	9,224
Change in fair value of earnout liability (2)	(5,400)	3,800	15,106	6,300
Acquisition costs (3)	—	—	—	76
Restructuring charges (4)	—	—	—	1,865
Amortization of intangible assets (5)	547	547	1,641	1,545
Tax effect of non-GAAP adjustments (6)	312	(3,083)	(8,782)	(6,197)
Non-GAAP net loss	$(10,055)	$(4,165)	$(555)	$(13,018)

GAAP net loss per diluted share	$(0.47)	$(0.47)	$(0.96)	$(1.36)
Stock-based compensation expense (1)	0.23	0.18	0.59	0.49
Change in fair value of earnout liability (2)	(0.23)	0.20	0.66	0.33
Acquisition costs (3)	—	—	—	—
Restructuring charges (4)	—	—	—	0.10
Amortization of intangible assets (5)	0.02	0.03	0.07	0.08
Tax effect of non-GAAP adjustments (6)	0.02	(0.16)	(0.38)	(0.32)
Non-GAAP net loss per diluted share	$(0.43)	$(0.22)	$(0.02)	$(0.68)

GAAP net loss	$(11,024)	$(8,972)	$(21,937)	$(25,831)
Stock-based compensation expense (1)	5,510	3,543	13,417	9,224
Change in fair value of earnout liability (2)	(5,400)	3,800	15,106	6,300
Depreciation and amortization (7)	765	620	2,153	1,870
Acquisition costs (3)	—	—	—	76
Restructuring charges (4)	—	—	—	1,865
Amortization of intangible assets (5)	547	547	1,641	1,545
Other income, net (8)	(568)	(296)	(1,824)	(776)
Benefit from income taxes (9)	(8,649)	(6,186)	(17,974)	(12,487)
Adjusted EBITDA	$(18,819)	$(6,944)	$(9,418)	$(18,214)

Explanation of Adjustments

(1)	Non-GAAP net loss, non-GAAP net loss per diluted share and adjusted EBITDA exclude the effect of expensing stock-based compensation related to stock options and restricted stock units.
(2)
Non-GAAP net loss, non-GAAP net loss per diluted share and adjusted EBITDA exclude the change in fair value of earnout liability related to the acquisition of GoMedigap, which was completed in January 2018.

(3)	Non-GAAP net loss, non-GAAP net loss per diluted share and Adjusted EBITDA exclude costs related to the acquisition of GoMedigap, which was completed in January 2018.
(4)	Non-GAAP net loss, non-GAAP net loss per diluted share and adjusted EBITDA exclude restructuring charges.
(5)	Non-GAAP net loss, non-GAAP net loss per diluted share and adjusted EBITDA exclude amortization of intangible assets.
(6)	Non-GAAP net loss and non-GAAP net loss per diluted share exclude the tax effect of non-GAAP adjustments.
(7)	Adjusted EBITDA excludes depreciation and amortization.
(8)	Adjusted EBITDA excludes other income, net.
(9)	Adjusted EBITDA excludes benefit from income taxes.

EHEALTH, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GUIDANCE
(In millions, except per share amounts, unaudited)

	Year Ending December 31, 2019
	Low	High
GAAP net income	$20.9	$25.9
Stock-based compensation expense	19.0	19.0
Amortization of intangible assets	2.2	2.2
Change in fair value of earnout liability	15.1	15.1
Tax effect of non-GAAP adjustments	(10.6)	(10.6)
Non-GAAP net income (1)	$46.6	$51.6

GAAP net income per diluted share	$0.83	$1.03
Stock-based compensation expense	0.76	0.76
Amortization of intangible assets	0.09	0.09
Change in fair value of earnout liability	0.60	0.60
Tax effect of non-GAAP adjustments	(0.42)	(0.42)
Non-GAAP net income per diluted share (2)	$1.86	$2.06

GAAP net income	$20.9	$25.9
Stock-based compensation expense	19.0	19.0
Depreciation and amortization	3.5	3.5
Amortization of intangible assets	2.2	2.2
Change in fair value of earnout liability	15.1	15.1
Other income, net	(1.2)	(3.2)
Provision for income taxes	5.5	7.5
Adjusted EBITDA (3)	$65.0	$70.0

Explanation of Adjustments

(1)
Non-GAAP net income is calculated by adding stock-based compensation, amortization of intangible assets, change in fair value of earnout liability and the income tax effect of non-GAAP adjustments to GAAP net income.

(2)
Non-GAAP net income per diluted share is calculated by adding stock-based compensation expense per diluted share, amortization of intangible assets per diluted share, change in fair value of earnout liability per diluted share and the income tax effect of non-GAAP adjustments to GAAP net income per diluted share.

(3)
Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, amortization of intangible assets, change in fair value of earnout liability, other income, net and provision for income taxes to GAAP net income.